Exhibit 99.2

Report of Independent Auditors

To the Stockholders and the Board of Directors of AavantiBio, Inc.

Opinion

We have audited the financial statements of AavantiBio, Inc. (the Company), which comprise the balance sheets as of December 31, 2021 and 2020, and the related statements of operations and comprehensive loss, changes in convertible preferred stock and stockholders’ deficit and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”).

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2021 and 2020, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the financial statements are available to be issued.

Auditor’s Responsibility for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free of material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgement made by a reasonable user based on the financial statements. In performing an audit in accordance with GAAS, we:

•	Exercise professional judgement and maintain professional skepticism throughout the audit.

•

Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•

Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•

Conclude whether, in our judgement, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ Ernst & Young

Boston, Massachusetts

August 4, 2022, except for Notes 3, 12 and 14, as to which the date is October 28, 2022

AavantiBio, Inc.

Balance Sheets

(in thousands, except share and per share amounts)

	December 31,
Assets	2021	2020
Current assets:
Cash and cash equivalents	$39,878	$35,702
Prepaid expenses and other current assets	462	632
Total current assets	40,340	36,334
Property and equipment, net	2,396	1,546
Total assets	$42,736	$37,880
Liabilities, Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities:
Accounts payable	$3,472	$659
Accrued expenses and other current liabilities	2,693	393
Total current liabilities	6,165	1,052
Derivative liability	3,655	820
Share repurchase liability	397	—
Other long-term liabilities	182	307
Total liabilities	10,399	2,179
Commitments and contingencies (Note 11)
Series A Convertible Preferred Stock, $0.0001 par value per share; 15,788,241 shares of Series A-1 and 5,234,921 shares of Series A-2 authorized; 14,732,800 and 9,028,486 shares of Series A-1 issued and outstanding at December 31, 2021 and 2020, respectively, liquidation value of $106,786 and $65,440 as of December 31, 2021 and 2020, respectively	70,799	43,313

Stockholders’ deficit:
Common stock, $0.0001 par value per share; 36,000,000 shares authorized; 5,402,848 and 3,406,582 shares issued and outstanding as of December 31, 2021 and December 31, 2020, respectively	1	1
Additional paid-in capital	5,746	2
Accumulated deficit	(44,209)	(7,615)
Total stockholders’ deficit	(38,462)	(7,612)
Total liabilities, Convertible Preferred Stock and stockholders’ deficit	$42,736	$37,880

See accompanying notes to the financial statements.

AavantiBio, Inc.

Statements of Operations and Comprehensive Loss

(in thousands)

	December 31,
	2021	2020
Operating expenses:
Research and development	$26,387	$4,308
General and administrative	9,172	2,098
Total operating expenses	35,559	6,406
Loss from operations	(35,559)	(6,406)
Other income (expense):
Interest expense, net	—	(404)
Change in fair value of derivative liability	(1,035)	(160)
Total other expense, net	(1,035)	(564)
Net loss and comprehensive loss	$(36,594)	$(6,970)

See accompanying notes to the financial statements.

AavantiBio, Inc.

Statements of Convertible Preferred Stock and Stockholders’ Deficit

(in thousands, except share amounts)

	Series A Convertible Preferred Stock		Common Stock
	Shares	Amount	Shares	Amount	Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
Balance as of January 1, 2020	—	—	5,000,000	$1	$2	$(645)	$(642)
Issuance of Common Stock	—	—	431,210	—	—	—	—
Exercise of common stock options	—	—	58,706	—	—	—	—
Issuance of Series A Convertible Preferred Stock, net of issuance costs of $313 and conversion of convertible notes	9,028,486	43,313	—	—	—	—	—
Modification of restricted common stock	—	—	(5,000,000)	—	—	—	—
Vesting of restricted stock	—	—	2,916,666	—	—	—	—
Net loss	—	—	—	—	—	(6,970)	(6,970)
Balance as of December 31, 2020	9,028,486	$43,313	3,406,582	$1	$2	$(7,615)	$(7,612)
Vesting of restricted stock	—	—	940,825	—	—	—	—
Issuance of Series A Convertible Preferred Stock, net of issuance cost of $78 and related conversion of preferred to common stock	5,704,314	27,486	1,055,441	—	5,103	—	5,103
Stock-based compensation expense	—	—	—	—	641	—	641
Net loss	—	—	—	—	—	(36,594)	(36,594)
Balance as of December 31, 2021	14,732,800	$70,799	5,402,848	$1	$5,746	$(44,209)	$(38,462)

See accompanying notes to the financial statements.

AavantiBio, Inc.

Statements of Cash Flows

(in thousands)

	December 31,
	2021	2020
Cash flows from operating activities:
Net loss	$(36,594)	$(6,970)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	425	89
Stock compensation expense	641	0
Non-cash interest	—	406
Change in fair value of derivative liability	1,035	160
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	171	(620)
Accounts payable	2,581	654
Accrued expenses and other current liabilities	2,300	214
Derivative liability	1,800	660
Other long-term liabilities	(125)	(43)
Net cash used in operating activities	(27,766)	(5,450)
Cash flows from investing activities:
Acquisition of property and equipment	(1,044)	(1,635)
Net cash used in investing activities	(1,044)	(1,635)
Cash flows from financing activities:
Proceeds from issuance of Convertible Preferred Stock, net of issuance costs	32,589	32,515
Proceeds from issuance of convertible notes	—	9,000
Issuance of restricted stock	397	—
Net cash provided by financing activities	32,986	41,515
Net Increase in cash, cash equivalents and restricted cash	4,176	34,430
Cash, cash equivalents and restricted cash at beginning of period	35,702	1,272
Cash, cash equivalents and restricted cash at end of period	$39,878	$35,702
Supplemental Schedule of Non-cash activities
Non-cash impact to equity upon conversion of convertible notes	—	(1,500)
Property and equipment in accounts payable	230	—

See accompanying notes to the financial statements.

AavantiBio, Inc.

Notes to Financial Statements

1.    Operations

AavantiBio, Inc. (“AavantiBio” or the “Company”) is a gene therapy company focused on transforming the lives of patients with rare genetic diseases. The Company was incorporated on August 14, 2019, under the laws of the state of Delaware, and its principal offices are in Cambridge, Massachusetts.

The Company is subject to risks and uncertainties common to early-stage companies in the biopharmaceutical industry, including, but not limited to, risks related to the successful development and commercialization of product candidates, fluctuations in operating results and financial risks, the ability to successfully raise additional funds when needed, protection of proprietary rights and patent risks, patent litigation, compliance with government regulations, dependence on key personnel and prospective collaborative partners, and competition from competing products in the marketplace.

Liquidity

As of December 31, 2021, the Company had an accumulated deficit of $44.2 million. The Company has incurred losses and negative cash flows from operations since inception, including net losses of $36.6 million and $7.0 million for the years ended December 31, 2021 and 2020, respectively, and expects that its operating losses and negative cash flows will continue for the foreseeable future as the Company continues its research and development (R&D) programs and develop its product candidates.

The Company expects that its cash on hand of $39.9 million as of December 31, 2021, together with the $31.6 million of gross proceeds from the Third Tranche of the Company’s Series A Convertible Preferred Stock financing received on February 24, 2022, will fund operations through at least one year from the date of issuance of these financial statements.

Management also may, in the future, seek to raise additional funds through equity or debt financings or through collaboration transactions. The Company may be unable to obtain equity or debt financings, enter into collaboration transactions and, if necessary, the Company will be required to implement cost reduction strategies. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might result from the outcome of this uncertainty.

2.    Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements are presented in accordance with accounting standards generally accepted in the United States of America (“U.S. GAAP”). Any reference in these notes to applicable guidance is meant to refer to the authoritative U.S. GAAP as found in the Accounting Standards Codification (“ASC”) and Accounting Standards Update (“ASU”) of the Financial Accounting Standards Board (“FASB”).

Use of Estimates

The preparation of the financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Significant estimates made by management relate to, but are not limited to, the fair value of common stock, the fair value of the derivative liability, stock-based compensation, accrued expenses (including accrued and prepaid research costs), and the recoverability of the Company’s net deferred tax assets and related valuation allowance. The Company bases its estimates on historical experience and on various other assumptions believed to be reasonable, the results of which form the basis for making judgements about the carrying values of assets and liabilities under the circumstances. The Company evaluates its estimates and assumptions on an ongoing basis. Actual results could differ from those estimates.

Concentration of Credit Risks

Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of cash and cash equivalents. The Company maintains deposits in an accredited financial institution. The Company deposits its cash in financial institutions that it believes have high credit quality and have not experienced any losses in such accounts. The Company does not believe it is exposed to any unusual credit risk beyond the normal credit risk associated with commercial banking relationships. Such deposits have and will continue to exceed federally insured limits. As of December 31, 2021, and 2020, the Company had deposits in excess of federally insured amounts of $39.9 and $35.7 million, respectively.

Cash and Cash Equivalents

Cash includes cash in readily available checking accounts. Cash is carried at cost, which approximates its fair value. The Company considers cash and cash equivalents to include short-term, highly liquid investments that are readily convertible to known amounts of cash and so near their maturity that they present an insignificant risk of changes in value, including investments that mature within three months from the date of original purchase.

Property and Equipment

Property and equipment, net, is stated at cost and is depreciated or amortized using the straight-line method over the estimated useful life of the related assets as follows:

Estimated Useful Life (Years)
Laboratory equipment	5
Furniture and fixtures and office equipment	7
Computer equipment and software	5
Leasehold improvements	Lesser of remaining life of lease or useful life

Major additions and upgrades are capitalized; maintenance and repairs, which do not improve or extend the life of the respective assets, are expensed as incurred. The Company reviews its property and equipment to determine if any adverse conditions exist or a change in circumstances has occurred that would indicate impairment or a change in the remaining useful life. There have been no impairments in 2021 or 2020.

Leases

Under ASC Topic 840, Leases (“ASC 840”), the Company determines if an arrangement is or contains a lease at inception, and whether the lease is an operating or capital lease. Lease payments made under operating leases are recognized as expense on a straight-line basis over the lease term, resulting in deferred rent classified in other liabilities on the balance sheet.

The Company recognizes leasehold improvements within property and equipment and the corresponding lease incentive as a liability on the balance sheet. The lease incentive is allocated between other current and other long-term liabilities on the balance sheet. The lease incentive liability is recognized as a reduction of rent expense on a straight-line basis over the term of the lease in accordance with ASC 840.

Research and Development Costs

Expenditures for research and development activities are expensed as incurred. The majority of research and development expenses consist of costs incurred in performing research and development activities, including personnel-related expenses such as salaries, facilities costs, depreciation, and external costs of outside vendors engaged to conduct research and preclinical development activities.

Patent Costs

All patent-related costs incurred in connection with filing and prosecuting patent applications are expensed as incurred due to the uncertainty about the recovery of the expenditure. Amounts incurred are classified as general and administrative expenses.

Accrued Expenses

The Company accrues expenses related to development activities performed by third parties based on an evaluation of services received and efforts expended pursuant to the terms of the contractual arrangements. Payments under some of these contracts depend on research and non-clinical trial milestones. There may be instances in which payments made to the Company’s vendors will exceed the level of services provided and result in a prepayment of expenses. In accruing service fees, the Company estimates the period over which services will be performed and the level of effort to be expended in each period. If the actual timing of the performance of services or the level of effort varies from the estimate, the Company will adjust the accrual or prepaid expense accordingly. The Company has not experienced any material differences between accrued costs and actual costs incurred since its inception.

Convertible Preferred Stock

As the Convertible Preferred Stockholders have liquidation rights in the event of a deemed liquidation event that, in certain situations, are not solely within the control of the Company and would require the redemption of the then-outstanding Convertible Preferred Stock, the Company classifies the Convertible Preferred Stock in mezzanine equity on the balance sheet. Due to the fact that the occurrence of a deemed liquidation event is not currently probable, the carrying value of the Convertible Preferred Stock is not being accreted to its redemption value. Subsequent adjustments to the carrying value of the Convertible Preferred Stock would be made only when a deemed liquidation event becomes probable.

Stock-Based Compensation

The Company accounts for its stock-based compensation awards in accordance with ASC Topic 718, Compensation—Stock Compensation (“ASC 718”). ASC 718 requires all stock-based payments to employees and non-employees to be recognized based on their fair value on the date of the grant. The Company estimates the grant date fair value using the Black-Scholes option pricing model, which requires the input of subjective assumptions, including (i) the expected stock price volatility, (ii) the calculation of expected term of the award, (iii) the risk-free interest rate and (iv) expected dividends. Due to the lack of complete company-specific historical and implied volatility data for the full expected term of the stock-based awards, the Company bases its estimate of expected volatility on a representative group of publicly traded companies. The expected term assumption for employee grants is determined by using the “simplified” method for awards that qualify as “plain-vanilla” options. The expected term of stock options granted to non-employees is equal to the contractual term of the option award. The risk-free interest rate is based on the rate of the U.S. Treasury yield curve in effect at the time of grant of the award for time periods approximately equal to the expected term of the award. Expected dividend yield is based on the fact that the Company has never paid cash dividends on common stock and does not expect to pay any cash dividends in the foreseeable future. Forfeitures are accounted for as they occur.

The Company classifies stock-based compensation expense in the statement of operations in the same manner in which the award recipients’ payroll costs are classified or the award recipients’ service payments are classified. The Company accounts for awards granted to non-employees using the same treatment as awards granted to employees.

Upon exercise of stock options, the Company issues the grantee the respective number of shares of common stock from the available common stock shares approved for issuance by the Board of Directors. Until the restricted stock awards vest, the Company can repurchase unvested awards for a period of up to 90 days following termination. The Company is also entitled to repurchase early exercised unvested stock options. The Company records a liability on the balance sheet for any early exercised stock options awards. As of December 31, 2021, the Company recorded a $397,430 share repurchase liability on the balance sheet for the early exercise of unvested stock options and unvested shares of restricted stock subject to repurchase.

Income Taxes

The Company accounts for income taxes in accordance with FASB ASC 740, Income Taxes (“ASC 740”). ASC 740 requires the use of the asset and liability method of accounting for income taxes. The current or deferred tax consequences of a transaction are measured by applying the provisions of enacted tax laws to determine the amount of taxes payable currently or in future years. Deferred tax assets and liabilities are determined based on the difference between the financial statements and tax basis of assets and liabilities and expected future tax consequences of events that have been included in the financial statements or tax returns using enacted tax rates in effect for the year in which the differences are expected to reverse. Under this method, a valuation allowance is used to offset deferred tax assets if, based upon the available evidence, it is more likely than not that some or all of the deferred tax assets may not be realized. Management annually evaluates the recoverability of deferred taxes and the adequacy of the valuation allowance as further discussed in Note 12, “Income Taxes.”

The Company follows the provisions of ASC 740 relative to accounting for uncertain tax positions. These provisions provide guidance on the recognition, de-recognition, and measurement of potential tax benefits associated with tax positions.

Derivative Liability

The Company does not use derivative instruments to hedge exposures to cash flow, market or foreign currency risks. The Company evaluates all of its financial instruments, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. In connection with certain transactions, the Company has identified certain embedded derivatives that requires separate accounting, which are recorded as liabilities on the Company’s balance sheet and are remeasured to fair value at each reporting date until the derivative is settled. Changes in the fair value of the derivative liabilities are recognized as other income (expense) in the statement of operations.

Fair Value Measurements

In determining the fair value of its assets and liabilities, the Company uses various valuation approaches. The Company employs a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the inputs that market participants would use in pricing the asset or liability and are developed based on the best information available in the circumstances. The fair value hierarchy is broken down into three levels based on the source of inputs as follows:

Level 1 –	Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access.

Level 2 –	Valuations based on quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active and models for which all significant inputs are observable, either directly or indirectly.

Level 3 –	Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

The availability of observable inputs can vary among the various types of financial assets and liabilities. To the extent that the valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, for financial statement disclosure purposes, the level in the fair value hierarchy within which the fair value measurement is categorized is based on the lowest level input that is significant to the overall fair value measurement.

Commitments and Contingencies

Legal Proceedings

From time to time, the Company may become involved in litigation, inquiries and/or investigation relating to claims arising from the ordinary course of business. As of December 31, 2021 and 2020, there are no claims or actions pending against the Company, the ultimate disposition of which would have a material adverse effect on the Company’s results of operations, financial condition or cash flows. Management updates its assessment each reporting period and updates amounts accrued and disclosed accordingly.

Guarantees and Indemnifications

The Company’s certificate of incorporation requires the Company to indemnify and advance expenses to its officers and directors and agents to the fullest extent permitted by law. Under the Company’s operating lease terms, the Company is required to indemnify the lessor against claims, actions, or damages incurred in connection with, among other items, the Company’s occupancy, and use of the premises. The Company’s equity agreements and certain other arrangements include standard indemnifications against claims, actions, or other matters that may arise in connection with these arrangements.

As of December 31, 2021, and 2020, the Company had not experienced any losses related to these indemnification obligations, and no claims with respect thereto were outstanding. The Company does not expect significant claims related to these indemnification obligations and has no amount accrued related to these contingencies.

Recently Issued Accounting Pronouncements – Not Yet Adopted

From time to time, new accounting pronouncements are issued by the FASB or other standard setting bodies and adopted by the Company as of the specified effective date. Unless otherwise discussed, the Company believes that the impact of recently issued standards that are not yet effective will not have a material impact on its financial statements and disclosures.

ASU No. 2016-02, Leases (Topic 842)

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). Under this accounting standard (and various amendments to ASU 2016-02 issued by the FASB, collectively referred to as “ASC 842”), lessees are required to recognize a right-of-use asset and a lease liability for virtually all of their leases (other than leases that meet the definition of a short-term lease). The liability is equal to the present value of lease payments. The asset is based on the liability, subject to certain adjustments, such as for initial direct costs. For income statement purposes, a dual model was retained, requiring leases to be classified as either operating or finance leases. Operating leases result in straight line expense (similar to operating leases under the prior accounting standard), while finance leases result in a frontloaded expense pattern (similar to capital leases under the prior accounting standard). Lessor accounting is similar to the prior model but updated to align with certain changes to the lessee model (e.g., certain definitions, such as initial direct costs, have been updated) and the new revenue recognition standard. ASC 842 is effective for the Company beginning January 1, 2022. The Company is currently evaluating the potential impact this standard may have on its financial statements upon adoption.

ASU No. 2019-12, Income Taxes (Topic 740)

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. This standard simplifies the accounting for income taxes through the removal of various exceptions previously provided, as well providing additional reporting requirements for income taxes. The ASU is effective for the Company on January 1, 2022. The Company is currently evaluating the potential impact this standard may have on its financial statements upon adoption.

ASU 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40)

In August 2020, the FASB issued ASU 2020-06, which simplifies the accounting for certain financial instruments with characteristics of liabilities and equity, including convertible instruments and contracts on an entity’s own equity. This standard will be effective for the Company on January 1, 2024, with early adoption permitted (but no earlier than fiscal years beginning after December 15, 2020). The Company is currently evaluating the potential impact this standard may have on its financial statements upon adoption.

3.    Fair Value Measurements

Fair Value Measured on a Recurring Basis

Financial liabilities measured at fair value on a recurring basis consist of the following as of December 31, 2021 and 2020:

	Fair Value measurements as of December 31, 2021
	Level 1	Level 2	Level 3	Total
Liabilities
Derivative Liability	$—	$—	$3,655,000	$3,655,000
Total Liabilities	$—	$—	$3,655,000	$3,655,000

	Fair Value measurements as of December 31, 2020
	Level 1	Level 2	Level 3	Total
Liabilities
Derivative Liability	$—	$—	$820,000	$820,000
Total Liabilities	$—	$—	$820,000	$820,000

Derivative Liability

In connection with license agreements entered into with a university and a third party as further described in Note 7, the Company recorded a derivative liability on its balance sheet associated with a fee due to the licensors upon an event of change of control. The Company remeasures the derivative liability at fair value at each reporting date and recognizes changes in the fair value of the derivative liability as a component of other income (expense) in the statement of operations. The university is a related party which is further described in Note 13.

Management determined the fair value of the derivative liability using a Monte Carlo simulation analysis with assumptions for volatility, cost of debt, and time to liquidity. The inputs used to calculate the fair value of the derivative liability are considered to be Level 3 inputs due to the lack of relevant market activity and significant management judgment.

The significant assumptions used in valuing the derivatives in the Monte Carlo simulation model are as follows:

	March 19, 2020	December 31, 2020	June 9, 2021	December 31, 2021
Discount rate	33.0%	20.0%	0.3%	1.0%
Expected volatility	—	—	90.0%	77.0%
Weighted average expected term (in years)	2.8	2.8	3.0	3.0

A reconciliation of the change in fair value of derivative liability is included in the following table:

Balance at December 31, 2019	$—
Initial measurement at March 19, 2020	400,000
Initial measurement at December 31, 2020	260,000
Change in fair value	160,000
Balance at December 31, 2020	$820,000

Balance at December 31, 2020	$820,000
Initial measurement at June 9, 2021	1,800,000
Change in fair value	1,035,000
Balance at December 31, 2021	$3,655,000

The fair value of the derivative liability is based on the expected value of the consideration to be delivered, discounted to present value. The actual value to be delivered upon settlement of the derivatives may differ materially from current estimates. Reasonable changes in assumptions could materially affect the estimated fair value of the derivative liability.

Fair Value Measured on a Nonrecurring Basis

During the years ended December 31, 2021 and 2020, there were no re-measurements to fair value of financial assets and liabilities that are measured at fair value on a nonrecurring basis.

4.    Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consisted of the following:

	December 31,
	2021	2020
Research and development	$344,472	$556,186
Insurance	58,164	33,957
Rent	29,545	42,256
Other	29,654	—
	$461,835	$632,399

5.    Property and Equipment, Net

Property and equipment, net, consisted of the following:

	December 31,
	2021	2020
Laboratory equipment	$2,565,350	$1,291,462
Leasehold improvements	343,700	343,700
Less: Accumulated depreciation	(513,358)	(88,822)
	$2,395,692	$1,546,340

Depreciation expense for the years ended December 31, 2021 and December 31, 2020 was $424,536 and $88,822 respectively.

6.    Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consisted of the following:

	December 31,
	2021	2020
Payroll and payroll-related expenses	$1,768,327	$131,512
Research and development	518,185	100,833
Professional fees	238,474	154,208
Other current liabilities	167,839	6,499
	$2,692,825	$393,052

7.    License Agreements

License Agreements with a University

Between March 2020 and June 2021, the Company entered into multiple license agreements with a university, a related party as further described in Note 13, Related Party Transactions, relating to certain patent rights and know how. Under the license, the Company is obligated to use commercially reasonable efforts to develop, commercialize and maintain supply of licensed product.

In connection with the license, the Company paid an aggregate upfront fee of $45,000 and issued 268,529 shares of common stock with a fair value of $0.0079/share to the university. Under the terms of the license, the Company is required to pay an aggregate annual license maintenance fee of $45,000 until the first year in which the Company sells a licensed product. The Company also agreed to pay royalties on annual net sales of licensed products on a licensed-product-by-licensed product basis until the expiration of the last of the patent rights licensed under the license. In addition, the Company is required to make contingent milestone payments to the university totaling up to $15.4 million aggregate upon the achievement of certain clinical and regulatory milestones. In the event that the Company sublicenses the licensed patent rights, the university is also entitled to receive a percentage of the sublicensing revenue received by the Company. Lastly, the Company is required to pay a fee not to exceed $10.0 million in aggregate upon a change in control as discussed further in Note 3, Fair Value Measurements.

In addition to the license agreements, the Company entered three option agreements with the university, pursuant to which the Company obtained an exclusive option to obtain a royalty-bearing, limited-term, worldwide, exclusive license under certain Patent Rights relating to (i) the field of Methods of packaging multiple Adeno Associated Virus vectors, (ii) the field of Adeno-Associated Virus Vectors for Treatment of Glycogen Storage Disease and (iii) the field of management of immunity against AAV-mediated gene therapy. The Company exercised its rights under each option agreement in March 2021 and executed standard exclusive or non-exclusive license agreements, accordingly.

All payments made and the shares of common stock issued to the university have been expensed as research and development expenses in the statements of operations. The financial statements as of December 31, 2021 and 2020 include a liability with respect to the first milestone payment of $50,000 that will be paid during the year ending December 31, 2022. The Company has recorded a derivative liability associated with the payment due upon a change in control, as discussed in Note 3.

License Agreement with a Third Party

In December 2020, the Company entered into a non-exclusive license agreement with a third party with respect to life cells for producing genetically engineered adeno associated virus (AAV) particles.

In connection with the license, the Company paid an upfront fee of $450,000. In addition, the Company is required to pay a fee of $450,000 for each additional licensee product added to the license and a fee of $50,000 for each additional cell line documentation package. Lastly, the Company is required to pay a fee of $450,000 upon a change in control. The Company has recorded a derivative liability associated with the payment due upon a change in control.

All payments made to the third party have been expensed as research and development expenses in the statements of operations. The financial statements as of December 31, 2021 and 2020 do not include any liabilities with respect to the third party as the Company has not yet generated revenue and the achievement of certain milestones is not probable.

License Agreement with Another University

In December 2021, the Company entered into an exclusive license agreement with another university with respect to certain patent rights.

In connection with the license, the Company paid an upfront fee of $20,000. In addition, under the terms of the license, the Company is required to pay a minimum annual license maintenance fee of $10,000 for years 2022-2025 and $25,000 for year 2026 and thereafter, until the first year in which the Company sells a licensed product. The Company also agreed to pay royalties on annual net sales of licensed products on a licensed-product-by-licensed product until the expiration of the last of the patent rights licensed under the license. In addition, the Company is required to make contingent milestone payments totaling up to $5.0 million in aggregate upon the achievement of certain clinical and regulatory milestones. In the event that the Company sublicenses the licensed patent rights, the university is also entitled to receive a percentage of the sublicensing revenue received by the Company. The Company is required to pay ongoing patent expense fees in relation to the licensed patents.

All payments made to the university have been expensed as research and development expenses in the statement of operations. The financial statements as of December 31, 2021 and 2020 do not include any liabilities with respect to the license as the Company has not yet generated revenue and the achievement of certain milestones is not probable.

8.	Convertible Promissory Notes and Convertible Preferred Stock

Convertible promissory notes

On October 17, 2019, the Company entered into an agreement to sell $1.5 million of convertible promissory notes (“2019 Note Purchase Agreement”). The notes carried an interest rate of 8% and were convertible into a subsequent financing or repaid at the holders’ option.

On June 19, 2020, the Company entered into an agreement to sell $9.0 million of convertible notes to new investors (“2020 Note Purchase Agreement”). The notes carried an interest rate of 6% and were convertible into a subsequent financing or repaid at the holders’ option.

Upon the closing of the Series A-1 convertible preferred stock financing in October and November 2020, the convertible promissory notes and the related accrued interest of $295,000 were converted into shares of Series A-1 Convertible Preferred Stock. The Company elected the fair value option under ASC 825 Financial Instruments to account for the convertible promissory notes and there was no gain or loss recorded upon the conversion to Series A-1 Convertible Preferred Stock.

Series A Convertible Preferred Stock

In October 2020, the Company entered into a securities purchase agreement (“Series A Agreement”) with certain investors to sell up 19,498,328 Series A Convertible Preferred Stock which included 9,028,486 shares of Series A-1 at $4.8321 per share and 10,469,842 shares of Series A-2 at $6.0401 per share. The Series A Agreement contemplated an initial closing which occurred in October 2020 and an interim closing (“Interim Closing”), which occurred in November 2020. The Series A Agreement also contemplated two tranche closings, for Convertible Preferred Stock to be purchased at a stated price per share, contingent upon certain closing conditions, unless waived by the holders of 67% of the outstanding shares of Convertible Preferred Stock (the “Requisite Holders”).

In October 2020, the initial closing, the Company issued 6,741,915 shares of Series A-1 Convertible Preferred Stock at $4.8321 (“Series A-1 Original Issue Price”) per share for gross cash proceeds of $32.6 million less issuance costs of $313,000, resulting in net proceeds of $32.3 million. In addition, the Company issued 1,900,507 shares of Series A-1 Convertible Preferred Stock at $4.8321 per share in consideration of the cancellation of the notes issued under the 2020 Note Purchase Agreement of $9.2 million.

In November 2020, the Company issued 51,737 shares of Series A-1 Convertible Preferred Stock at a price of $4.8321 per share for gross cash proceeds of $250,000. In addition, the Company issued 334,327 shares of Series A-1 Convertible Preferred Stock at $4.8321 per share in consideration of the cancellation of notes issued under the 2019 Note Purchase Agreement of $1.6 million.

On June 25, 2021, the Series A Agreement was amended to: (i) add an additional purchaser for purposes of the Second Tranche closing initially outlined in the Series A Agreement and (ii) provide that the shares issued at the Second Tranche closing will be shares of Series A-1 instead of Series A-2 and will be issued at an Original Issue Price per share of $4.8321, as well as increased the authorized issuance of the Series A Convertible Preferred Stock to 21,023,162 shares, which included 15,788,241 shares of Series A-1 at $4.8321 per share and 5,234,921 shares of Series A-2 at $6.0401 per share.

On July 1, 2021, the Company obtained approval from the Requisite Holders to waive the conditions to the Second Tranche closing and closed the Second Tranche of the Series A Convertible Preferred Stock financing. At the Second Tranche closing, the Company issued 6,759,754 shares of Series A-1 Convertible Preferred Stock at $4.8321 per share for gross cash proceeds of $32.6 million, less issuance costs of $78,000, as well as payment in service of $44,373, resulting in net proceeds of $32.5 million. An investor elected not to participate in the Second Tranche closing, resulting in 1,055,441 shares of Convertible Preferred Stock automatically converting into common stock at $4.8321 per share, or $5.1 million, in accordance with the Amended and Restated Certificate of Incorporation (“ARCOI”).

The rights, preferences, and privileges of the holders of Convertible Preferred Stock under the ARCOI following the issuance of Series A are as follows:

Voting Rights

The holders of each share of Convertible Preferred Stock have the right to one vote for each share of common stock into which such Convertible Preferred Stock could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of common stock.

Dividends

The holders of then outstanding shares of Convertible Preferred Stock are entitled to receive dividends, out of any assets legally available; prior and in preference to any declaration or payment of any dividend on the common stock by the Company at a rate of 8% of the applicable Original Issuance Price (as defined above) per annum, payable when, as and if declared by the Company’s Board of Directors (the “Board”). Such dividends are not cumulative and no right to dividends shall accrue to holders of the Convertible Preferred Stock by reason of the fact that dividends on said shares are not declared. After payment of such dividends, any additional dividends or distributions shall be distributed among all holders of common stock and Convertible Preferred Stock in proportion to the number of shares of common stock that each such holder would hold if all shares of Convertible Preferred Stock were converted to common stock at the then effective conversion rate.

Liquidation

In the event of any voluntary or involuntary liquidation, dissolution, winding up of the Company or deemed liquidation event (as defined in the ARCOI, the holders of shares of Convertible Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders before any payment shall be made to the holders of the common stock, an amount per share equal to the greater of (I) 1.5x the applicable Original Issue Price, plus any dividends declared but unpaid or (II) such amount per share as would have been payable had all shares of Convertible Preferred Stock been converted into common stock immediately prior to such liquidation, dissolution, winding up or deemed liquidation event. If upon any such liquidation, dissolution or winding up of the Company or deemed liquidation event, the assets of the Company available for distribution to its stockholders shall be insufficient to pay the holders of shares of Convertible Preferred Stock the full amount to which they shall be entitled, the holders of shares of Convertible Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

Conversion

Each share of Convertible Preferred Stock shall be convertible, at the option of the holder, at any time and from time to time, into such number of fully paid and non-assessable share of common stock as is determined by dividing the applicable Original Issue Price by the Applicable Conversion Price (as defined in the ARCOI) in effect at the time of conversion, which is initially equal to the Original Issue Price. In the event of a liquidation, dissolution, winding up of the Company or a deemed liquidation event, the conversion rights shall terminate at the close of business on the last full day preceding the date fixed for payment of any such amounts distributable on such event to the holders of Convertible Preferred Stock.

Upon either (a) the closing of the sale of shares of common stock to the public at a price of at least $12.0802 per share, in a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in at least $50.0 million of gross proceeds, net of the underwriting discount and commissions, to the Company and in connection with such offering the common stock is listed for trading, (b) the Company’s completion of a merger or consolidation with a special purpose acquisition company or its subsidiary in which the common stock of the surviving parent are listed in which the initial price per share of the Company following such merger is at least $12.0802 and in connection with which the surviving or parent entity receives gross proceeds of at least $50.0 million from the sale of its equity securities, or (c) the date and time, or the occurrence of an event, specified by vote or written consent of the Requisite Holders then (‘i) all outstanding share of Convertible Preferred Stock shall automatically be converted into share of common stock at the then effective conversion rate and (‘ii) such share may not be reissued by the Company.

Redemption

The Convertible Preferred Stock is not redeemable at the option of the stockholders and is only redeemable upon a Deemed Liquidation Event. As such, the Convertible Preferred Stock is considered contingently redeemable at the option of the holders rather than mandatorily redeemable because the holders may never elect to redeem the Convertible Preferred Stock and the Convertible Preferred Stock may or may not be redeemed in the event of a Deemed Liquidation Event. Any shares of Convertible Preferred Stock that are redeemed or otherwise acquired by the Company shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred.

The features associated with the Series A-1 and Series A-2 Convertible Preferred Stock were evaluated in accordance with ASC 815. It was determined that none of the features within the Series A-1 and Series A-2 Convertible Preferred Stock were required to be bifurcated from the host instrument. The Company also concluded that no beneficial conversion features existed on the issuance dates.

9.	Common Stock

The Company is authorized to issue up to 36,000,000 shares of common stock, of which 5,402,848 shares were issued and outstanding at December 31, 2021.

The holders of the Company’s common stock are entitled to one vote for each share of common stock held, subject to certain limitations pertaining to the Convertible Preferred Stock. Common stockholders are entitled to receive dividends, as may be declared by the Board of Directors, subject to the preferential dividend rights of Convertible Preferred Stock. No dividends were declared or paid during the year ended December 31, 2021. In the event of any voluntary or involuntary liquidation, dissolution, winding up of the Company or deemed liquidation event, the holders of shares of common stock then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders after payment shall be made to the holders of the Convertible Preferred Stock.

The Company has reserved shares of common stock for the conversion or exercise of the following securities:

	December 31,
	2021	2020
Conversion of Series A Convertible Preferred Stock	14,732,800	9,028,486
Vesting of restricted stock	1,511,052	2,451,877
Exercise of stock options	3,893,769	2,675,836
Total	20,137,621	14,156,199

10.	Stock-Based Compensation

Equity incentive plan

In 2019, the Company’s Board of Directors adopted the 2019 Equity Incentive Plan (the “2019 Plan”), under which the Company may grant options and restricted stock to its employees and certain non-employees. The 2019 Plan was amended in July 2021, with the issuance of the Second Tranche closing, to increase the number of shares of common stock authorized and reserved for issuance under the 2019 Plan from 3,103,085 shares to 5,006,242 shares.

The Company may grant options to purchase authorized but unissued shares of the Company’s common stock. Options granted under the 2019 Plan include incentive stock options that can be granted only to the Company’s employees and non-statutory stock options that can be granted to the Company’s employees, consultants, advisors, and directors. The 2019 Plan also permits the Company to issue restricted stock awards.

Option awards are generally granted with an exercise price equal to the fair value of the Company’s common stock at the date of grant. No grant may have a term in excess of ten years. Options granted under the 2019 Plan are exercisable in whole or in part at any time subsequent to vesting.

Stock Options

The following table summarizes the Company’s stock option activity during the period:

	Number of Shares	Weighted- Average Exercise Price per Share	Aggregate Intrinsic value	Weighted average remaining contractual term (years)
Outstanding at December 31, 2020	58,706	$0.01	65,874	9.43
Granted	2,973,605	0.57	—
Exercised	(685,224)	0.58	376,873
Canceled/forfeited	(2,000)	0.58	—
Outstanding at December 31, 2021	2,345,087	0.56	2,284,798	9.50
Exercisable at December 31, 2021	1,950,290	$0.55	1,908,061	9.51

The fair value of each option is estimated on the date of grant using the Black-Scholes option pricing model using the assumptions noted in the table below. The grant date fair value is recorded as compensation cost on a straight-line basis over the requisite service period of the awards, which is generally the vesting period.

The Company used the following assumptions when valuing share-based payments:

2021
Weighted average expected volatility	86.07%
Weighted average risk-free interest rate	1.09%
Weighted average expected dividend yield	0.00%
Weighted average expected term (in years)	6.34

A total fair value of options vested during the year ended December 31, 2021 was $292,518. The weighted-average grant-date fair value of the stock options granted during the year ended December 31, 2021 was $1.05. For the year ended December 31, 2021, stock-based compensation expense related to stock options was $641,311. The total intrinsic value of stock options exercised during the year ended December 31, 2021 was $0.58.

As of December 31, 2021, the total unrecognized compensation cost related to non-vested stock options was $2.5 million that is expected to be recognized over a weighted-average period of 3 years.

The following table summarizes total stock compensation by department during the period:

December 31, 2021
Research and Development	$194,945
General and Administrative	446,366
Total	$641,311

Restricted stock

A summary of the Company’s non-vested restricted common stock shares as of December 31, 2021, and changes during the year then ended is presented below:

Shares
December 31, 2020	2,451,877
Granted	—
Vested	(940,825)
December 31, 2021	1,511,052

These unvested shares are subject to a repurchase feature through the vesting period, and therefore are issued but not outstanding until they vest.

11.	Commitments and Contingencies

Operating Leases

On December 12, 2019, the Company entered into an operating lease which commenced on May 1, 2020, for office and laboratory space in Florida, which expires in April of 2025. The Company has the right to extend the lease for two additional five-year periods at a market rate as determined by the landlord and agreed to by the Company. As part of the operating lease agreement, the Company received a tenant improvement allowance of $343,700 which is recorded as a leasehold improvement within property and equipment, net and lease incentive liability, in other current and other long-term liabilities on the balance sheet as of December 31, 2021 and 2020. The lease incentive liability is recognized as a reduction of rent expense on a straight-line basis over the term of the lease in accordance with ASC 840. Rent expense for the years ended December 31, 2021 and 2020 was $192,472 and $128,314, respectively.

On January 1, 2021, the Company entered into an additional operating lease for office and laboratory space in Florida, which expires in December 2022. The Company has the right to extend the lease for an additional twelve-month period at a market rate as determined by the landlord and agreed to by the Company. Rent expense for the year ended December 31, 2021 was $214,572.

On August 1, 2021, the Company entered into another operating lease for laboratory space in Florida, which expires in December 2022. The Company has the right to extend the lease for three additional one-year periods at a market rental rate as determined by the landlord and agreed to by the Company. Rent expense for the year ended December 31, 2021 was $21,850.

The Company’s aggregate minimum lease obligations for the years ending December 31, are as follows:

Year ending December 31
2022	$606,483
2023	265,795
2024	272,669
2025 and thereafter	91,653
Total future minimum lease obligations	$1,236,600

On January 10, 2022, the Company entered an operating lease which commenced on April 4, 2022, for office and laboratory space in Florida that expires in October 2032 and has total lease payments of $3.9 million over the lease term. The Company has the right to extend the lease for two additional five-year periods at a market rate as determined by the landlord and agreed to by the Company.

On January 17, 2022, the Company entered into an operating lease which commenced on February 16, 2022, for office and laboratory space in North Carolina through February 2024, with total lease payments of $430,500 over the lease term. The Company has the right to extend the lease for one additional two-year period at a market rate as determined by the landlord and agreed to by the Company.

Employee Benefit Plan

In January 2021, the Company implemented a 401K Plan which covers all eligible employees of the Company (the “401K Plan”). Employer matching contributions are immediately 100% vested. The Company’s 401K Plan provides that the Company match each participant’s contribution at 100% up to 6% of the employee’s eligible compensation. Company contributions to the 401K Plan totaled approximately $161,680 and $0 for the years ended December 31, 2021 and 2020, respectively.

12.	Income Taxes

During the years ended December 31, 2021 and 2020, the Company recorded no income tax benefits for the net operating losses incurred in the year due to its uncertainty of realizing a benefit from those items. All of the Company’s losses before income taxes were generated in the United States.

A reconciliation of income taxes computed using the U.S. federal statutory rate to that reflected in operations as of December 31, 2021 and 2020 is as follows:

	Year Ended December 31,
	2021	2020
Income tax computed at federal statutory tax rate	21.0%	21.0%
State taxes, net of federal benefit	2.2%	3.4%
Permanent differences	(0.3)%	0.0%
R&D credits	1.4%	0.0%
Change in deferred tax rate	(0.2)%	(0.1)%
Convertible debt	0.0%	(1.2)%
Other	0.0%	1.1%
Valuation allowance	(24.1)%	(24.2)%
	0.0%	0.0%

Net deferred tax assets as of December 31, 2021 and 2020 consisted of the following (in thousands):

	Year Ended December 31,
	2021	2020
Deferred Tax Assets
Amortization	$5,304	$966
Net operating losses	2,695	561
Accrual to cash adjustment	1,365	178
Derivative liability	851	202
R&D credits	529	—
Stock-based compensation	18	—
Gross deferred tax assets	10,762	1,907
Less: Valuation Allowance	(10,639)	(1,809)
Net Deferred Tax Assets	$123	$98

Deferred Tax Liabilities
Depreciation	(123)	(98)
Net Deferred Tax Assets (Liabilities)	$—	$—

As of December 31, 2021, the Company had federal and state net operating loss carryforwards of $11.5 million and $7.3 million respectively. The Company’s federal NOLs generated for the years ended after December 31, 2018 can be carried forward indefinitely. The Company’s state NOLs which may be available to reduce future taxable income and expire at various dates beginning in 2032. In addition, the Company had federal and state research and development tax credit carryforwards of $512,520 and $20,487, available to reduce future tax liabilities which start to expire at various dates beginning in 2042 and 2037, respectively.

Utilization of the U.S. NOL carryforwards and credits may be subject to annual limitations due to the ownership percentage change limitations provided by Internal Revenue Code Section 382 and similar state provisions. In the event of a deemed change in control under Internal Revenue Code Section 382, an annual limitation on the utilization of NOL and credits may result in the expiration of all or a portion of the NOL and credit carryforwards. The Company has not, as yet, conducted a study to determine if any such changes have occurred that could limit its ability to use the NOL and tax credit carryforwards.

In accordance with Statement of ASC 740, management of the Company has evaluated the positive and negative evidence bearing upon the realizability of its deferred tax assets, which are comprised principally of amortization and net operating loss carryforwards. Management has determined that it is more likely than not that the Company will not recognize the benefits of federal and state deferred tax assets and, as a result, a full valuation allowance of $10.6 million and $1.8 million has been established at December 31, 2021 and December 31, 2020, respectively.

The Company has assessed its uncertain tax positions according to the guidance outlined in ASC 740. As of December 31, 2021 and December 31, 2020, there are no tax matters under discussion with taxing authorities. As such, the Company has not recorded any tax reserves. However, the Statute of Limitations is open for the tax years ended December 31, 2020, 2019, 2018 and 2017.

The Company has not yet conducted a study of its research and development credit carryforwards. This study may result in an increase or decrease to the Company’s credit carryforwards; however, until a study is completed, and any adjustment is known, no amounts are being presented as an uncertain tax position. A full valuation allowance has been provided against the Company’s credits, and if an adjustment is required, this adjustment would be offset by an adjustment to the valuation allowance. As a result, there would be no impact to the statements of operations and comprehensive loss or statements of cash flows if an adjustment were required.

13.	Related Party Transactions

The Company has a related party relationship with a university and a research foundation. The research foundation is a separate corporation that manages intellectual property that arises from the research activities of the university faculty and staff. The Company’s two Founders, who also serve on the Board of Directors of the Company, are employed by the university, own 5,000,000 shares of the Company’s common stock and are compensated as consultants. The Founders were both paid $100,000 in 2021 and $50,000 and $61,360, respectively, in 2020. These amounts were recorded on the statements of operations for the years ended December 31, 2021 and 2020, accordingly.

As discussed in Note 7, License Agreements, the Company has entered into multiple licensing agreements with the university and research foundation and recorded $1,850,000 and $460,000 of research and development expense in the statements of operations for the years ended December 31, 2021 and 2020, accordingly. Additionally, the financial statements as of December 31, 2021 and 2020 include a liability with respect to the first milestone payment of $50,000 related to the license that will be paid during the year ending December 31, 2022.

14.	Subsequent Events

The Company considers events or transactions that occur after the balance sheet date but prior to the issuance of the financial statements to provide additional evidence for certain estimates or to identify matters that require additional disclosure. The Company is not aware of any material subsequent events other than those disclosed below:

Series A Financing

On February 24, 2022, the Company and the Requisite Holders entered into the second amendment to the Series A Agreement to increase the authorized issuance of the Series A Convertible Preferred Stock to 27,900,000 shares, which included 14,732,800 shares of Series A-1 Convertible Preferred Stock at $4.8321 per share and 13,087,248 shares of Series A-2 Convertible Preferred Stock at $2.4161 per share. Concurrently, on February 24, 2022, the Company obtained approval from the Requisite Holders to waive the conditions to the Third Tranche closing, and closed the Third Tranche of the Series A Convertible Preferred Stock financing. At the Third Tranche closing, the Company issued 13,087,248 shares of Series A-2 Convertible Preferred Stock at $2.4161 per share for gross cash proceeds of $31.6 million.

2019 Plan

The 2019 Plan was amended in February 2022, with the issuance of the Third Tranche closing, to increase the number of shares of common stock authorized and reserved for issuance under the 2019 Plan from 5,006,242 shares to 8,688,053.

Restructuring

On June 27, 2022, the Company announced a restructuring (the “Restructuring”) to extend its cash runway while furthering the development of its pipeline. The Restructuring was made in connection with a challenging economic environment and changes to the Company’s Friedreich’s ataxia program. As part of the Restructuring, the Company reduced its workforce by 47%, or 33 full-time employees, resulting in restructuring charges of approximately $0.3 million. The reduction in force was completed by the end of July 2022.

Operating Leases

The Company entered into two new leases on January 10 and January 17, 2022, respectively. The leases are further described in Note 11.

On October 21, 2022, the Company terminated the lease agreement with Laser Investment Group, LLC that was executed on January 10, 2022, as discussed in Note 11. The Company paid a $2.0 million termination fee to relieve all of its remaining obligations under the lease.

Merger Agreement

On September 29, 2022, Solid Biosciences Inc. and the Company entered into an Agreement and Plan of Merger. The Merger Agreement provides for the acquisition of the Company, with the Company surviving as a wholly owned subsidiary of Solid Biosciences Inc.